EXHIBIT 99
                                                                      ----------


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  To the knowledge of The R.O.C. Taiwan Fund (the "Trust"), certain individuals or organizations reported below, which during 2001 were affiliated persons (as defined in the Investment Company Act) of International Investment Trust Company Limited, the investment advisor and manager of the Trust (the "Adviser"), did not make timely filings, or failed to make filings, required during or with respect to 2001 by rules of the United States Securities and Exchange Commission pursuant to Section 30(h) of the Investment Company Act, with respect to holdings of, or transactions during 2001 or prior years in, shares of the Trust. The Kuomintang, which controls Central Investment Holding Co., Ltd.("CIHC") and Asia Pacific Holdings Corp. ("Asia Pacific"), affiliated persons of the Adviser, indirectly controls 24.37% of the Adviser's outstanding voting securities, but has failed to make any filings of Forms 3, 4 or 5. However, CIHC and Asia Pacific did make timely filings (or have provided statements in lieu of required filings). In addition, if CIHC, Asia Pacific and the Kuomintang are deemed to be controlling persons of the Adviser, then persons controlled by CIHC, Asia Pacific or the Kuomintang would be required to file statements on Forms 3, 4 and 5 with respect to ownership of, or transactions in, shares of the Trust. No such persons have made any such filings. Pedro-Pablo Kuczynski, then a trustee of the Trust, failed to make a timely filing in 2001 on Form 4 with respect to a purchase of shares of the Trust. Mr. Kuczynski subsequently made the required filing later in 2001. Finally, during 2001 Messrs. Gow Liang Chou, Cheng Hsien Lin, Terfung Tsao and Kun Chen Liao, directors of the Adviser, failed to make timely filings on Form 3 upon their assumption of such positions with the Adviser. Messrs. Chou, Lin, Tsao and Liao subsequently made the required filings; however, they have not engaged in any transactions concerning the Trust's shares since their appointments and, therefore, were not required to make any filings on Form 4.